Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is entered into as of July 27, 2018 between James Alecxih (“Executive”) and Nevro Corp., a Delaware corporation (the “Company”), effective as of the eighth day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.Executive’s status as an officer of the Company ended on July 9, 2018.

B.Executive’s employment with the Company will end effective July 31, 2018 (the “Separation Date”).

C.Executive and the Company want to ensure the smooth transition of Executive’s duties and responsibilities to the Company and to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Separation.  The Company and Executive agree that Executive’s employment with the Company shall end effective as of the Separation Date.  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an employee and officer of the Company and each of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.Transition Consulting Services.

(a)Consulting Period.  During the period (the “Consulting Period”) commencing on the Separation Date and ending on January 31, 2019 (the “Consulting Period End Date”), Executive shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide transition services (the “Transition Services”) on an as-needed basis in Executive’s areas of expertise and work experience and responsibility.  During the Consulting Period, Executive reaffirms his commitment to remain in compliance with that certain Proprietary Information and Inventions Agreement by and between Executive and the Company (the “Confidentiality Agreement”), including, without limitation, the non-solicitation and other restrictive covenants set forth therein, it being understood that the term “employment” as used in the Confidentiality Agreement shall include Executive’s provision of, or continued availability to provide, the Transition Services during the Consulting Period.

(b)Consulting Fees.  In exchange for the performance of the Transition Services during the Consulting Period, Executive will continue to vest in shares of Company common stock underlying the option to purchase 45,000 shares of Company common stock granted to Executive on December 12, 2017 and the award of 12,000 restricted stock units granted to Executive on December 12, 2017 (together, the “Equity Awards”) in accordance with their original vesting schedule, subject to Executive continuing to provide, or remaining available to provide, the Transition Services to the Company.  On the earlier of (i) the date Executive ceases to provide, or remain available to provide, the Transition Services or (ii) the Consulting Period End Date, the Equity Awards shall cease vesting and any unvested portion shall thereupon be forfeited.  Executive acknowledges and agrees that to the extent any option constitutes an “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and remains unexercised as of the three (3)-month anniversary of the Separation Date, such option shall thereupon cease to qualify for favorable tax treatment as “incentive stock option”.  Executive further acknowledges that any vested option that remains unexercised on the three (3)-month anniversary of Executive’s cessation of services (including upon the Consulting Period End Date) shall thereupon terminate.

(c)Benefits.  As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Separation Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(d)Restrictive Covenants.  Executive acknowledges that the Company operates in a highly sensitive and competitive commercial environment.  As part of Executive’s employment with the Company Executive was, and as part of the Transition Services Executive will continue to be, exposed to highly confidential and sensitive information regarding the Company’s business operations, including corporate strategy, pricing, and other market information, know-how, trade secrets, and valuable customer, supplier, and employee relationships.  Executive further acknowledges that it is critical that the Company take all necessary steps to safeguard its legitimate protectible interests in such information and to prevent any of its competitors or any other persons from obtaining any such information.  Therefore, as consideration for the Company’s agreement to enter into this Agreement, Executive agrees to be bound by the following restrictive covenants:

(i)Executive agrees that, during Consulting Period and for one (1) year thereafter (the “Noncompete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below).  Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(ii)During the Noncompete Period, Executive shall not directly or indirectly through another Person (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (B) knowingly hire any person who was an employee of the Company at any time during the twelve (12) months prior to the Consulting Period End Date, or (C) induce or encourage any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company); provided that, in each case, this Section 2(d)(ii) shall only apply if Executive shall have done business with, or had supervisory or other responsibility for, the employee, customer, supplier, licensee, licensor, or business relation to which the applicable clause of this Section 2(d)(ii) applies.

(iii)If, at the time of enforcement of this Section 2(d), a court or other governing body shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, Executive agrees that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or other governing body shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 2(d) are reasonable and that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel.

(iv)Executive acknowledges that any breach or threatened breach of the provisions of this Section 2(d) would cause the Company irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  Further, in the event of an alleged breach or violation of this Section 2(d) by Executive, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

(v)Executive hereby acknowledges that the provisions of this Section 2(d) do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive hereby acknowledges that the potential harm to the Company of non-enforcement of this Section 2(d) outweighs any harm to Executive of enforcement (by injunction or otherwise) of this Section 2(d) against Executive.

(vi)If during the Noncompete Period Executive breaches any of the obligations under this Section 2.8, then the Equity Awards, whether vested or unvested, shall thereupon terminate and any shares issued upon exercise or settlement thereof shall be returned to the Company by Executive if still held by Executive or, if Executive has disposed of such shares, then for each share so disposed, Executive shall pay to the Company within 30 days after such breach an amount equal to the greater of (A) the amount received by Executive in connection with such disposition or (B) the closing trading price of a share of Company common stock on the date such share is disposed (or the immediately preceding trading day if the shares are not traded on such date).

(vii)For the purposes of this Section 2(d), “Competing Business” means any entity or business unit or division of any entity (if such entity is engaged in businesses broader than those engaged in by the Company) engaged wholly or in part (directly or through one or more subsidiaries or affiliates) anywhere in the United States in any business engaged in by the Company as of the Consulting Period End Date.  For the purpose of clarity, if Company A is engaged in the business engaged in by the Company, but also has other businesses that are not competitive with the Company (the “Other Businesses”), then Executive will not be prohibited from engaging in the activities otherwise prohibited under Subsection (d)(i) above with the Other Businesses of Company A.

(viii)In the event of any conflict between the Confidentiality Agreement and this Section 2(d), this Section 2(d) shall control.

(e)Independent Contractor Status.  Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. Personal income and self-employment taxes for Equity Awards that vest during the Consulting Period shall be the sole responsibility of Executive.  Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to such Equity Awards.

3.Final Paycheck; Payment of Accrued Wages and Expenses.

(a)Final Paycheck.  As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and $9,655.29, which constitutes all accrued and unused paid time off earned through the Separation Date, in each case, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b)Annual Cash Bonus.  As soon as administratively practicable on or after the Separation Date, the Company will pay Executive $75,000, which constitutes the revenue element of Executive’s annual cash bonus earned for the period April 1, 2018 through June 30, 2018 based on actual performance, subject to standard payroll deductions and withholdings.  Executive is entitled to this payment regardless of whether Executive executes this agreement.  Executive acknowledges that Executive is not entitled to any other portion of the annual cash bonus and the opportunity to earn any additional annual cash bonus amount is forfeited as of the Separation Date.

(c)Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.

4.Separation benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution of this Agreement and this Agreement becoming effective and irrevocable within thirty (30) days following the Separation Date, as well as Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement, including, without limitation, the non-solicitation and other restrictive covenants set forth therein, to provide Executive with the severance benefits as follows:

(a)Severance Payments.  Executive shall be entitled to receive an amount equal to $175,000, which constitutes six months of his base salary at the rate in effect immediately prior to the Separation Date.  Such amount shall be paid in a single cash lump sum, less applicable withholdings, on the first payroll date following the Effective Date.

(b)Continued Healthcare.  If Executive elects to receive continue health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the six (6) month anniversary of the Separation Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at the Executive’s expense in accordance with the provisions of COBRA.

(c)Taxes.  Executive understands and agrees that all payments under this Section 4 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Section 4 beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by his to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)Sole Separation Benefit.  Executive agrees that the payments provided by this Section 4 and the continued vesting opportunity referenced in Section 2 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5.SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, if any, in Company common stock for six (6) months following the Separation Date.  Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading on the basis of material nonpublic information.

6.Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and separation therefrom.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement other than the agreements evidencing Executive’s Equity Awards shall be deemed terminated and of no further effect as of the Separation Date.

7.Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 7, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)Released Claims.  On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Separation Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the Georgia Fair Employment Practices Act (if applicable); the Georgia Equal Pay Act; the Georgia Equal Employment for People with Disabilities Code; all other state and local laws of Georgia that may be lawfully waived by agreement and any other federal, state or local laws of similar effect; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Unreleased Claims.  Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)Claims to any benefit entitlements vested as the date of Executive’s employment Separation, pursuant to written terms of any Company employee benefit plan;

(v)Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)Acknowledgement.  In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)Executive should consult with an attorney before signing this Agreement;

(ii)Executive has been given at least twenty-one (21) days to consider this Agreement; and

(iii)Executive has seven (7) days after signing this Agreement to revoke it.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. PT on the seventh (7th) day following Executive’s execution of this Agreement to Kashif Rashid, 1800 Bridge Parkway, Redwood City, CA 94065; or email: Kashif.Rashid@nevro.com. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 3 hereof.

(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

8.Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.  Executive further agrees that:

(a)Non-Disparagement.  Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.  Nothing in this Section 8(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)Transfer of Company Property.  Executive shall deliver to the Company within five (5) business days of the Separation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives.  In addition, Executive shall return to the Company within five (5) business days following the Separation Date all equipment of the Company in his possession or control, including, without limitation, his laptop computer, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives.

9.Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

11.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Georgia or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Georgia.

12.Arbitration; Venue.  All controversies, claims and disputes arising out of or relating to this Agreement shall be resolved by final and binding arbitration before a single neutral arbitrator in Fulton County, Georgia, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), which can be found at https://www.adr.org/sites/default/files/EmploymentRules_Web.pdf. The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party.  The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 2(d), Section 8(a) and Section 15 hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 2(d), Section 8(a) or Section 15 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.  Any action seeking such injunctive relief, along with any other action relating to this Agreement that is excluded from the first sentence of this Section 12, shall be instituted and prosecuted exclusively in the federal or state courts located in the Fulton County, Georgia, and the each of the Company and Executive waive any right to change of venue.

13.Miscellaneous.  This Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Equity Awards, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof.  The Company and Executive acknowledge that the separation of Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

15.Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 4 and the vesting in Section 2 shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation.  Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures.

16.Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and, only following the Consulting Period End Date, with the Company to compensate Executive for his reasonable expenses incurred in connection with such cooperation and for his time spent in connection therewith (based on Executive’s 2018 base salary with the Company on a pro rata basis for the time actually spent on such cooperation).

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: July 27, 2018
/s/ James Alecxih
James Alecxih

NEVRO CORP.
DATED: 7/27/2018

	By:	/s/ Andrew Galligan
Name: Andrew Galligan
Title: CFO